UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  September 24, 2004
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                       Presidential Realty Corporation
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                  (Exact name of registrant as specified in its charter)

      DELAWARE                   1-8594           13-1954619
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(State or other jurisdiction   (Commission       (I.R.S. Employer
     of incorporation)          File Number)  Identification Number)

180 South Broadway, White Plains, New York            10605
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(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code   (914) 948-1300
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                  No change since last Report
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(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities
       Act (17CFR230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange
      Act(17CFR240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))








ITEM 1.01 Entry into a Material Definitive Agreement and
ITEM 2.01 Completion of Acquisition or Disposition of Assets.

Acquisition of Martinsburg Mall. On September 24, 2004 the Company obtained the right to acquire, and closed the acquisition of, the Martinsburg Mall, an enclosed regional shopping mall containing gross leasable area of approximately 552,000 square feet, in Martinsburg, West Virginia (the "Martinsburg Property"). The purchase price for the Martinsburg Property was $27,000,000 and was paid by utilizing $12,365,000 of the net cash proceeds generated by the recent sale of the Company's Continental Gardens Apartments property in Miami, Florida and the proceeds of a first mortgage loan in the amount of $14,635,000 from Wachovia Bank, National Association ("Wachovia").

The Martinsburg Property, along with the four other shopping malls referred to below (the "Other Properties"), were owned by Pennsylvania Real Estate Investment Trust and under contract of sale to an affiliate of The Lightstone Group ("Lightstone"). Presidential obtained the right from Lightstone to acquire the Martinsburg Mall. Subsequent to closing the acquisition of the Martinsburg Property, the Company obtained an additional advance under the first mortgage loan from Wachovia so that the total first mortgage debt secured by the Martinsburg Property is $22,961,500. In addition, subsequent to closing, the Company obtained a mezzanine loan from Lightstone in the amount of $2,600,000.

The $22,961,500 first mortgage loan from Wachovia is part of a $105,000,000 first mortgage loan secured by the Martinsburg Property and the Other Properties. The Wachovia loan is due on October 9, 2006, but may be extended at the borrowers' option for three additional one-year periods. The Wachovia note bears interest at a fluctuating rate equal to 360 basis points over the 30-day LIBOR rate, which interest rate is currently 5.45%. In connection with the transaction, the borrowers were required to purchase an interest rate cap so that the interest rate cannot exceed 8% per annum. The loan requires amortization of principal on a 30 year schedule commencing October 1, 2006. The Wachovia note is not prepayable until April 2006 except in connection with the sale of the properties securing it. Presidential is not personally liable for repayment of any portion of the Wachovia loan.

The $2,600,000 mezzanine loan from Lightstone bears interest at the rate of 11% per annum, is due on September 27, 2014 and is not prepayable except upon a sale of the Martinsburg Property. It is secured by a pledge of the ownership interests in the entity that owns the Martinsburg Property.

As part of the transactions with Lightstone, Lightstone will manage the Martinsburg Property and was given a 71% economic interest in the property.


Mezzanine Loan. On September 28, 2004 Presidential made an $8,600,000 mezzanine loan to Lightstone (the "Presidential Mezz Loan") in connection with the acquisition by Lightstone of the Other Properties, namely the Shenango Valley Mall, an enclosed regional mall located in Hermitage, Pennsylvania with 508,000 square feet of gross leasable area; the West Manchester Mall, an enclosed regional mall located in York, Pennsylvania with 615,000 square feet of gross leasable area; the Bradley Square Mall, an enclosed mall located in Cleveland, Tennessee with 417,000 square feet of gross leasable area; and the Mount Berry Square Mall, an enclosed regional mall located in Rome, Georgia with 475,000 square feet of gross leasable area. The Presidential Mezz Loan is secured by the ownership interests in the entities owning the Other Properties. The loan has a term of ten years, bears interest at the rate of 11% per annum and is prepayable (along with a 3% exit fee) upon repayment of the Wachovia loan or certain changes of control of Presidential. The borrower is not personally liable for repayment of the Presidential Mezz Loan except for losses resulting from certain enumerated fraudulent acts.

In connection with the transactions with Lightstone, Presidential obtained a 29% economic interest in the entities owning the Other Properties.

Over the past five years, Presidential has made five other loans in the aggregate outstanding principal amount of $12,875,000 to entities that are controlled by David Lichtenstein, the principal of Lightstone, and all of such loans are in good standing as of the date hereof.


ITEM 9.01         Financial Statements and Exhibits

The financial statements required by Item 9.01 with respect to the acquisition described in Item 2.01 shall be filed by an Amendment to this Form 8-K no later than December 10, 2004.











                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  October 1, 2004              PRESIDENTIAL REALTY CORPORATION



                                            By:  Jeffrey F. Joseph
                                                ----------------------------
                                                 Jeffrey F. Joseph
                                                 President